



EXHIBIT 12 - STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             (DOLLAR AMOUNTS IN THOUSANDS)




                                                               Fiscal Year Ended
                                          JANUARY 29,  JANUARY 30,  FEBRUARY 1,  FEBRUARY 2,  FEBRUARY 3,
                                             1994         1993         1992         1991         1990*
Consolidated pretax income                  $399,534     $375,330     $322,157     $280,778     $227,892
Fixed charges (less capitalized interest)    152,604      142,892      128,925      115,125      107,782

EARNINGS                                    $552,138     $518,222     $451,082     $395,903     $335,674

Interest                                    $130,915     $121,940     $109,386      $97,032      $91,836

Preferred stock dividends                         36           35           34           34           34

Capitalized interest                           1,882        1,646        3,574        1,928        1,504

Interest factor in rent expense               21,653       20,917       19,505       18,059       15,912

FIXED CHARGES                               $154,486     $144,538     $132,499     $117,053     $109,286

Ratio of earnings to fixed charges              3.57         3.59         3.40         3.38         3.07


